Exhibit 10.1
June 10, 2024
Eric C. Salzman
6 Sycamore Drive
Port Washington, NY 11050

Re: Movella, Inc. Offer for Employment
Dear Eric:

On behalf of the Board of Directors (the “Board”) of Movella, Inc., a Delaware corporation (the “Company”), I am very pleased to offer you continued employment as Chief Executive Officer of the Company. The terms of the offer to you are as follows:

1.Position. Beginning on July 1, 2024 (the “Appointment Date”), your title will be Chief Executive Officer of the Company. In this role you will continue to work remotely and will travel as deemed necessary by you to fulfill your employment duties. As Chief Executive Officer, you will report directly to the Company’s Board of Directors (the “Board”) and will have responsibility for the Company’s operations and strategic direction, as well as other tasks assigned to you by the Board. You will continue to serve on the Board while you hold the Chief Executive Officer position.

2.Prior Agreement Superseded. The terms contained in this letter agreement fully replace and supersede the terms of your Interim Chief Executive Officer offer letter dated December 19, 2023 (the “Interim CEO Offer Letter”).

3.Full Time Employment. While employed by the Company, you will devote your full-time best effort to the Company’s business; provided however, the Company acknowledges and agrees that you are and will continue to be engaged in outside board and consulting activities and you represent that these activities will not interfere with the performance of your duties.

4.Compensation.

Base Salary. As a full-time, regular, exempt employee, you will continue to receive a salary of $480,000 annually (“Base Salary”), paid in accordance with the Company’s regular payroll practices and subject to applicable withholdings.

Annual Bonus. You will be eligible for a target bonus of up to $120,000 for each full year of employment based on achievement of the goals as established by the Company’s Board of Directors in its sole discretion (“Annual Bonus“). The Annual Bonus, if any, will be determined and paid to you within 30 days of the end of each annual employment period. For clarity, the Annual Bonus for 2024 will be prorated based on your employment from July 1 through December 31, 2024, and is in addition to the Six Month Bonus payable to you for your service as Interim CEO from January 1 through June 30, 2024 under the terms of the Interim CEO Offer Letter.

Expenses. You will be reimbursed for all documented reasonable and necessary business expenses incurred in the performance of your duties in a timely manner.

5. Achievement Bonus. Following the Appointment Date, the Company agrees to adopt an achievement bonus plan on terms and conditions mutually acceptable to you and the Company providing for a bonus payment to you on the consummation of a qualifying sale, disposition or license of a material amount of the Company’s assets or equity securities, or a qualifying restructuring transaction, where such bonus is tied to achievement of one or more enterprise value targets (the “Achievement Bonus Plan”).

6. Benefits. You will be eligible to participate in the Company’s employee benefit plans of general application as they may exist from time to time. You will receive such other benefits, including paid time off and holidays, as the Company generally provides to its employees. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered to employees to conform to the Company’s general policies as they may be changed from time to time.

7. Confidentiality. You are required to continue to abide by the Employee Invention Assignment and Confidentiality Agreement, which you previously signed in connection with your Interim CEO Offer Letter. As an employee of the Company, you will be expected to continue to abide by Company rules and regulations.

8. At-Will Employment. Your employment with the Company will be on an at-will basis, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without cause. Nothing in this offer letter is a promise or guarantee of employment for any specific period of time or continued employment. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. The at-will nature of your employment may only be changed in an express written agreement signed by both you and the Chair of the Board.

9. Termination. Should you be Involuntary Terminated by the Company, and provided that you sign a general release of claims in a form satisfactory to the Company within the time period provided therein (not to exceed 60 days from your termination date), you will receive a lump sum cash payment equal to your Base Salary plus 100% of the Annual Bonus within 60 days of the termination. “Involuntarily Terminated” means your involuntary discharge by the Company for reasons other than “Cause” (as defined below) or by you for “Good Reason” (as defined below).

For this purpose, “Cause” means (1) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure cause material harm to the Company, (2) your material breach of any agreement between you and the Company, (3) your material failure to comply with the Company’s written policies or rules, (4) your commission of an act of fraud or misappropriation of property belonging to the Company or its affiliates, or your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (5) your gross negligence or willful misconduct in connection with the performance of your duties, (6) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company, (7) your bringing an/or use of confidential or proprietary material from any former employer, or (8) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

For this purpose, “Good Reason” means (i) a significant reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction; (ii) a material reduction by the Company of your base salary, as in effect immediately prior to such reduction, unless such reduction in salary is part of a salary reduction imposed on all Company executives in equal proportion; or (iii) after good faith negotiations, you and the Company cannot reach an agreement on the terms and conditions of the Achievement Bonus Plan by December 31, 2024.

You may not terminate employment for Good Reason unless (i) you have provided written notice to the Company of the existence of the circumstances providing grounds for resignation for Good Reason within 30 days of the initial existence of such grounds, (ii) the Company has failed to cure such circumstances within 30 days from the date on which such notice is provided, and (iii) you resign your employment for Good Reason within 90 days after the first occurrence of the applicable grounds for Good Reason.

Upon termination of your employment for any reason, unless otherwise specified in a written agreement between you and the Company, you will be deemed to have resigned from all offices, directorships and other employment positions then held with the Company and agree to take all actions reasonably requested by the Company to effectuate the foregoing.

10. Authorization to Work. Your continued employment with the Company is contingent upon you remaining authorized to work in the United States.

11. Mutual Arbitration Agreement and Equitable Relief. In consideration of your employment with the Company, the Company’s promise to arbitrate all employment-related disputes, and your receipt of the compensation, any pay raises, and other benefits paid to you by the Company, at present and in the future, you and the Company both agree any and all controversies, claims, or disputes between you and anyone (including the company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from your employment with the company or the termination of your employment with the Company, including any breach of this agreement, shall be subject to final and binding confidential arbitration. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the act. EXCEPT AS PROHIBITED BY LAW, YOU AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE SARBANES-OXLEY ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE FAIR EMPLOYMENT AND HOUSING ACT, CLAIMS OF HARASSMENT, DISCRIMINATION, AND WRONGFUL TERMINATION, AND ANY STATUTORY OR COMMON LAW CLAIMS. You further understand this agreement to arbitrate also applies to any disputes the Company may have with me.

Procedure. The parties agree any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules & procedures (the “JAMS Rules”). The parties agree the arbitrator shall have the power to compel adequate discovery for the resolution of all claims and decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, prior to any arbitration hearing. The parties further agree (a) the arbitrator shall issue a written decision including the arbitrator’s essential findings and conclusions and a statement of the award, (b) the arbitrator shall have the power to award any remedies available under applicable law, and (c) the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. The Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS, except that you shall pay any filing fees associated with any arbitration you initiate, but only so much of the filing fee as you would have instead paid had you filed a complaint in a court of law. The arbitrator shall administer and conduct any arbitration in accordance with applicable state or federal law. To the extent the jams rules conflict with the Federal Arbitration Act or California law, to the greatest extent permissible, this agreement shall be enforced and interpreted pursuant to the Federal Arbitration Act and otherwise enforced and interpreted in accordance with the laws of the state of New York. The parties agree any arbitration under this agreement shall be conducted at the JAMS’ office closest to the location from which you provided services during my employment with the Company.

Remedy. The parties agree that arbitration shall be the sole, exclusive, and final remedy for any dispute between them. Accordingly, except as provided herein, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration hereunder. Notwithstanding the foregoing, nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

Administrative Relief. You understand this agreement does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body or government agency authorized to enforce or administer laws related to employment, including, but not limited to, the department of fair employment and housing, the equal employment opportunity commission, the National Labor Relations Board, or the Workers’ Compensation Board. This agreement does, however, preclude you from pursuing court action regarding any such claim, except as permitted by law.

Voluntary Nature of Agreement. You acknowledge and agree you are executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else. You acknowledge and agree you have carefully read this agreement and you have asked any questions needed for you to understand the terms, consequences, and binding effect of this agreement and fully understand it, including that you are waiving my right to a jury trial. Finally, you agree you have been provided with an opportunity to seek the advice of an attorney of your choice before signing this agreement.

12. Section 409A. To the extent applicable, this letter agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code (the “Code”) and Department of Treasury regulations and other interpretative guidance issued thereunder (collectively, “Section 409A”). Notwithstanding anything to the contrary in this letter agreement, no compensation or benefits (whether provided in this letter agreement, the CIC Bonus Plan or in any subsequent agreement) will be paid to you during the six (6)-month period following your “separation from service” within the meaning of Section 409A if the Company determines that paying such amounts at the time or times indicated in this letter agreement or otherwise would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay to you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest).

13. Entire Agreement. This letter agreement, together with the Employee Invention Assignment and Confidentiality Agreement will form the complete and exclusive statement of your employment agreement with the Company. It supersedes the Interim CEO Offer Letter and any other agreements or promises with respect to your employment made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by another officer of the Company.

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If you decide to accept our offer, please sign this letter agreement in the space indicated and return it to me by email. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter agreement and the attached documents, if any.

Very truly yours

__/s/ Brent Lang___________

Brent Lang, Chairman of the Board

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Eric C. Salzman

/s/ Eric Salzman

Date: ___6/11/2024__________